Managed Account Series:

Global Small Cap Portfolio

FILE #811-21763

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	Shares PURCHASED	LIST OF UNDERWRITERS
5/2/2007	Acorn International	7,700,000.00	5,300	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Deutsche Bank Securities Inc.; CIBC World Markets Corp.
5/8/2007	Tomo Therapy Incorporated	11,743,420.00	2,900	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Piper Jaffray & Co.; Thomas Weisel Partners LLC; Robert W. Baird & Co. Incorporated; William Blair & Company
5/9/2007	Aecom Technology	35,150,000.00	60,500	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; UBS Securities LLC; Goldman, Sachs & Co.; Credit Suisse Securities (USA) LLC; D.A. Davidson & Co.
07/20/07	Kroton Educational	10,675,000	18,000	Morgan Stanley, HSBC, Merrill Lynch & Co
07/24/07	BladeLogic Inc.	5,000,000.00	800	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
07/26/07	Lululemon Athletica Inc.	18,200,000	3,400

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC